Stewart Reports Results for the Third Quarter 2014

- Pretax earnings of $42.8 million compared to $29.6 million in the prior year quarter

- Commercial revenues increased 31.8 percent compared to prior year quarter

- Mortgage Services revenues increased 80.8 percent for third quarter 2014 compared to third quarter 2013 and increased sequentially 57.8 percent from second quarter 2014

- Mortgage Services segment pretax profit of $3.4 million, sequentially improving from a loss of $2.1 million in second quarter 2014

- Cash flow from operations of $47.0 million compared to $27.8 million in prior year quarter

HOUSTON, Oct. 23, 2014 /PRNewswire/ -- Stewart Information Services Corporation (NYSE-STC) today reported net earnings attributable to Stewart of $23.7 million, or $0.97 per diluted share, for the third quarter 2014, compared to net earnings attributable to Stewart of $15.4 million, or $0.63 per diluted share, for the third quarter 2013. Third quarter 2014 results include a credit, recorded in the title segment, relating to the recovery of a portion of a previously recognized large title loss, partially offset by $4.2 million of litigation-related accruals recorded principally in the title segment and approximately $2.4 million of aggregate costs recorded primarily in the corporate segment related to the integration of acquisitions. Legal requirements associated with the recovery noted above restrict providing further detail.

"Our third quarter 2014 financial results were a solid improvement over both second quarter 2014 and third quarter 2013," said Matthew W. Morris, chief executive officer. "Although the residential housing market continues to be somewhat lackluster, we are seeing the beneficial results from executing on our strategic initiatives. We remain focused on integrating our recent acquisitions and continuing to execute on our cost management program as we accelerate organic sales growth. We continued our stock buyback program, and, subsequent to quarter-end, we converted the remaining convertible senior notes at their maturity date into shares of common stock. Overall, it was an active quarter building on our 2012 strategic plan. We remain committed and confident these steps will result in the service and financial stability our customers expect and produce the financial rewards our shareholders expect."

Selected Financial Information

Summary results of operations are as follows (dollars in millions, except per share amounts):

	Third Quarter		Nine Months
	2014	2013	2014	2013

Total revenues	$508.1	$536.8	$1,348.5	$1,477.8
Pretax earnings before noncontrolling interests (a)	42.8	29.6	35.8	85.6
Income tax expense	16.8	11.6	11.6	32.9
Net earnings attributable to Stewart	23.7	15.4	17.9	45.5
Net earnings per diluted share attributable to Stewart	0.97	0.63	0.76	1.88

a.

Pretax earnings before noncontrolling interests for the third quarter 2014 included a credit from the  recovery of a portion of previously recognized large title loss, partially offset by $2.4 million of aggregate costs related to the integration of acquisitions and $4.2 million of litigation-related accruals. Pretax earnings before noncontrolling interests for the first nine months of 2014 included $9.5 million of aggregate costs related to a shareholder settlement, legal, due diligence and integration costs related to acquisitions, a $10.5 million charge related to settlement of a litigation matter, and $4.2 million of other litigation-related accruals, partially offset by a credit from the partial recovery of a previously recognized large title loss. Also, in the second quarter 2014, we recorded a policy loss reserve reduction of $6.5 million relating to prior policy years. Pretax earnings before noncontrolling interests for the first nine months of 2013 included a $5.4 million non-cash charge relating to the early retirement of senior convertible notes, partially offset by a $1.7 million gain on non-title-related insurance policy proceeds, and a policy loss reserve reduction of $6.6 million.

Total title revenues decreased 9.5 percent in the third quarter 2014 compared to the third quarter 2013. Revenues from direct operations for the third quarter 2014 increased 13.3 percent compared to the same quarter last year and increased 11.3 percent sequentially from the second quarter 2014. Direct title revenues were favorably influenced by the title-related component of acquisitions closed in the second quarter of 2014. Title orders closed declined 9.7 percent for the third quarter 2014 compared to the third quarter 2013 largely due to the continued decline in refinancing orders. We closed 74 percent of title orders opened in the third quarter 2014 compared to 81 percent in the third quarter 2013. Revenues from independent agency operations declined 24.6 percent compared to the third quarter 2013 but increased 10.1 percent sequentially from the second quarter 2014.

Mortgage services revenues for the third quarter 2014 increased 80.8 percent compared to the third quarter of 2013 due to the acquisitions closed during the second and third quarters of 2014.

For the first nine months of 2014, net earnings attributable to Stewart were $17.9 million, or $0.76 per diluted share, compared to net earnings of $45.5 million, or $1.88 per diluted share, for the same period in 2013. Pretax earnings for the 2014 year-to-date period were $35.8 million, compared to pretax earnings of $85.6 million for the prior year-to-date period. Results for the first nine months of 2014 include a $10.5 million litigation settlement charge, $4.2 million of other litigation-related accruals, and aggregate costs of approximately $9.5 million related to a shareholder settlement and related advisory expense, and due diligence, integration and other costs related to acquisitions. Partially offsetting these charges was a credit recorded in the third quarter 2014 relating to a recovery of a portion of a large title loss.

Comparing the year-to-date 2014 and 2013 periods, title revenues decreased 10.3 percent, while mortgage services revenues increased 10.8 percent. Revenues for the first nine months of 2014 were negatively impacted by the significant decline in refinancing transactions as the number of title orders closed declined 19.3 percent compared to the first nine months of 2013. We closed 69 percent of title orders opened during the first nine months of 2014 compared to 74 percent for the prior year period. Mortgage services revenues increased primarily due to the aforementioned acquisitions.

Real Estate Market
Our title revenues are closely related to the level of activity in the real estate markets we serve and the prices at which real estate sales are made. U.S. existing home sales declined 3.8 percent in the third quarter 2014 from a year ago, while, following the usual seasonal pattern, home sales increased 5.2 percent sequentially from the second quarter 2014. September existing home sales rose to the highest level this year at an annualized pace of 5.2 million. Median home prices rose 4.7 percent from a year ago and 2.2 percent from the second quarter of this year. September housing starts rose 6.3 percent from August and were up 17.8 percent from a year ago. Newly issued building permits in September increased 1.5 percent sequentially from August and 2.5 percent from a year ago. As in the second quarter 2014, refinance lending volume continued to fall significantly, declining 50.8 percent from the third quarter 2013.

Title Insurance Segment
Our title segment revenues for the third quarter 2014 were $440.5 million, a decrease of 12.6 percent from the third quarter 2013, but an increase sequentially of 8.5 percent from the second quarter 2014. In the third quarter 2014, the title segment generated pretax earnings of $74.9 million (17.0 percent margin), a 24.2 percent increase over the third quarter 2013's pretax earnings of $60.3 million (12.0 percent margin) and a 64.2 percent increase sequentially from the second quarter 2014 pretax earnings of $45.6 million (11.2 percent margin). Title segment results for the quarter include the title loss recovery described above, partially offset by $3.8 million of litigation-related accruals.

"Overall during the third quarter, the housing market continued the trend from the second quarter 2014, experiencing a reasonably consistent flow of refinancing transactions, and resale transactions showing steady, if modest, improvement," Morris continued. "By quarter end, the effect of refinancing transactions on year-over-year comparisons was largely over, and we saw a small improvement in opened title orders per day while the mix continued to shift to more residential resale and commercial orders. We are very pleased with the performance of our commercial business as it continues to improve its position in the marketplace. The title operations acquired in the second quarter 2014 were meaningful contributors to our title revenues, even as the work to fully integrate them into our processes and systems continues."

Our direct operations include local offices, commercial and international operations. We generate commercial revenues both domestically and internationally. U.S. and Canadian commercial revenues increased 31.2 percent to $41.2 million from the third quarter 2013, and 20.5 percent sequentially from the second quarter 2014. (On a year-to-date basis, commercial revenues increased 13.8 percent.)

Total opened title orders in direct domestic operations (excluding offices acquired in the past two quarters) decreased 0.8 percent and 2.8 percent from the third quarter 2013 and sequentially from the second quarter 2014, respectively. Refinancing orders were 21.3 percent of total opened orders in the third quarter 2014, up slightly from 20.8 percent in the third quarter 2013 and up sequentially from 18.1 percent in the second quarter 2014. Title orders closed per workday in direct operations decreased 8.2 percent from the third quarter 2013 but rose 1.8 percent from the second quarter 2014. Title revenue per closed order in direct operations increased 22.9 percent and 7.7 percent from the third quarter 2013 and the second quarter 2014, respectively. The increases in both comparisons are primarily due to home price appreciation and a shift in order mix to more resale and commercial orders. Only orders that have a premium component are included in our open and closed order counts. Independent agency revenues decreased 24.6 percent from the third quarter 2013 and rose 10.1 percent sequentially from the second quarter 2014. Our independent agency remittance rate of 18.4 percent was unchanged from the third quarter 2013 but declined sequentially 20 basis points from the second quarter 2014.

As a percentage of title revenues, title losses were 2.0 percent in the third quarter 2014, 6.4 percent in the third quarter 2013, and 4.4 percent in the second quarter 2014. Title loss expense declined 72.2 percent to $9.1 million in the third quarter 2014 compared to $32.6 million in the third quarter 2013. Title policy loss expense in the third quarter 2014 includes a credit relating to the recovery of a portion of a previously recognized large loss; excluding this credit, title losses were 5.2 percent of title revenues. Title policy loss experience, including both incurred losses and claims payments, remained below our estimates during the third quarter 2014, reflecting our ongoing attention to prudent risk management with an emphasis on the quality and profitability of our independent agency network. As a result, we lowered our loss provisioning rate modestly in the third quarter 2014. The title loss ratio in any given quarter can be significantly influenced by changes in title revenues, insurance recoveries, new large claims incurred as well as adjustments to reserves for existing large claims. Total balance sheet policy loss reserves were $491.5 million at September 30, 2014.

Mortgage Services Segment
Revenues generated by our mortgage services segment were $63.1 million for the third quarter 2014, increasing 125.3 percent compared to $28.0 million in the third quarter 2013 and 74.4 percent sequentially from the second quarter 2014. Revenues were favorably influenced in the quarter by the acquisitions closed in both the second and third quarters of 2014 as well as by new contracts which began contributing meaningful revenue during the second quarter.

"Our mortgage services operations are a vital element of our overall strategic plan, and we are pleased with the progress made during the quarter," continued Morris. "With the acquisition of the collateral valuation services business, and upon completion of the integration projects, these operations will be well positioned as premier providers of a complete set of solutions to support the ongoing loan origination and servicing support needs of lenders in a complex and changing regulatory environment."

We closed on the collateral valuation business of DataQuick on August 1st, completing our previously announced acquisitions. Including actions taken subsequent to quarter end, the original synergy estimate of approximately $5.0 million of annualized savings has been achieved. However, integration efforts are continuing, and we expect improving margins in 2015 through additional process and technology optimization. In accordance with segment accounting rules, the revenues associated with the acquired centralized title businesses are reported in the mortgage services segment, and the title office operations are reported in the title segment.

As a result of our acquisition integration efforts, as well as lower overall costs in the legacy mortgage services businesses, the segment reported pretax earnings of $3.4 million in the third quarter 2014 compared to pretax losses of $22,000 and $2.1 million for the third quarter 2013 and second quarter 2014, respectively.

Expenses
While our cost management program is reducing certain employee expenses, the recent acquisitions caused employee costs in the third quarter 2014 to increase 11.8 percent from the third quarter 2013 and sequentially 8.7 percent from the second quarter 2014. Excluding the impact of acquisitions, employee costs decreased 2.3 percent from the third quarter 2013, and increased 4.3 percent sequentially from the second quarter 2014, due principally to the increase in title revenues. As a percentage of total operating revenues, employee costs were 32.7 percent, 27.6 percent, and 34.2 percent in the third quarter 2014, third quarter 2013, and second quarter 2014, respectively.

Other operating expenses increased 31.5 percent in the third quarter 2014 compared to the third quarter 2013 and 7.1 percent sequentially from the second quarter 2014. During the quarter, we incurred approximately $4.2 million in litigation-related expense on several existing matters. Other operating expenses were also impacted by the acquisitions closed in the second and third quarters. Excluding the impact of the acquisitions and litigation costs, other operating costs would have declined approximately 1.1 percent from the prior year. As a percentage of total operating revenues, other operating expenses were 19.0 percent, 13.7 percent, and 20.1 percent in the third quarter 2014, third quarter 2013 and second quarter 2014, respectively.

Depreciation and amortization expense was $6.6 million in the third quarter 2014, an increase of 59.8 percent compared to third quarter 2013. The increase is due to additional depreciation expense on fixed assets of the acquisitions, $1.1 million of amortization expense on acquired intangible assets and $0.7 million of amortization expense relating to an underwriter production system placed into service July 1, 2014.

We remain committed to our stated goal of achieving $25.0 million of annualized cost savings exclusive of market conditions by the end of 2015. During the third quarter, we engaged additional third-party subject matter experts to further define project plans developed during the second quarter and set savings targets to be achieved from each of the opportunities identified. These initiatives will enhance our operating structure and will produce long-term efficiencies. While most of these initiatives will not yield full benefits until the beginning of 2016, we implemented actions during this quarter that are expected to achieve approximately $2.0 million in annual savings in addition to the synergies achieved as a result of the integration of the acquisitions.

Other
Cash provided by operations was $47.0 million in the third quarter 2014 compared to $27.8 million for the same period in 2013, an increase of 69.4 percent. During the third quarter, we acquired approximately 0.4 million shares of our common stock for an aggregate purchase price of $13.4 million pursuant to the previously announced stock repurchase program, and since the inception of the program have acquired 0.5 million shares for an aggregate purchase price of $16.3 million. We remain committed to our $70 million stock repurchase program by the end of 2015 using operating cash generated from improving operations. On October 21st, we expanded our line of credit from $75 million to $125 million, providing us with additional flexibility and access to cash if needed for short-term operational purposes or to finance strategic initiatives. In addition, on October 14th the senior convertible debt of $27.2 million matured and was exchanged for 2.1 million common shares pursuant to the terms of the underlying indenture.

Stewart will hold a conference call to discuss third quarter 2014 earnings at 8:30 a.m. Eastern Time on Thursday, October 23, 2014. To participate, dial (866) 952-1906 (USA) and (785) 424-1825 (International) – access code STCQ314. Additionally, participants can listen to the conference call through Stewart's Investor Relations website at http://www.stewart.com/investor-relations/earnings-call. The conference call replay will be available from 10:00 a.m. Eastern Time on October 23, 2014 until midnight on October 28, 2014, by dialing (800) 839-2475 (USA) or (402) 220-7220 (International). The access code is also STCQ314.

About Stewart
Stewart Information Services Corp. (NYSE: STC) is a leading provider of real estate services, including global residential and commercial title insurance, escrow and settlement services, lender services, underwriting, specialty insurance, loan due diligence, compliance solutions, service performance management and other solutions that facilitate successful real estate transactions. Stewart offers personalized service, industry expertise and customized solutions for virtually any type of real estate transaction, through our direct operations, network of approved agencies and other companies within the Stewart family. Through a focus on integrity, smart growth and conservative management, Stewart remains committed to serving our customers, innovating and improving to meet their needs in an ever-changing market.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the tenuous economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of vetting our agency operations for quality and profitability; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our cost management program; our ability to successfully integrate acquired businesses; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013, our quarterly reports on Form 10-Q, and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION
STATEMENTS OF OPERATIONS (condensed)
(In thousands of dollars, except per share amounts and except where noted)

	Three months ended September 30		Nine months ended September 30
	2014	2013	2014	2013
Revenues:
Title insurance:
Direct operations	229,277	202,344	588,133	581,281
Agency operations	231,109	306,583	654,706	804,143
Mortgage services	42,174	23,322	91,941	83,014
Investment income	3,870	3,729	12,588	11,657
Investment and other gains (losses) – net	1,667	857	1,143	(2,327)
	508,097	536,835	1,348,511	1,477,768
Expenses:
Amounts retained by agencies	188,513	250,035	533,971	656,589
Employee costs	164,423	147,132	457,596	430,360
Other operating expenses	95,535	72,657	252,436	209,878
Title losses and related claims	9,084	32,630	50,021	80,362
Depreciation and amortization	6,621	4,142	16,070	12,721
Interest	1,101	649	2,646	2,259
	465,277	507,245	1,312,740	1,392,169
Earnings before taxes and noncontrolling interests	42,820	29,590	35,771	85,599
Income tax expense	16,760	11,573	11,592	32,925
Net earnings	26,060	18,017	24,179	52,674
Less net earnings attributable to noncontrolling interests	2,343	2,608	6,289	7,160
Net earnings attributable to Stewart	23,717	15,409	17,890	45,514

Net earnings per diluted share attributable to Stewart	0.97	0.63	0.76	1.88
Average number of dilutive shares (000)	24,663	24,769	24,812	24,735

Segment information:
Title revenues	440,513	504,276	1,210,740	1,369,510
Title pretax earnings before noncontrolling interests	74,921	60,320	138,372	162,455

Mortgage services revenues	63,114	28,017	124,846	99,141
Mortgage services pretax earnings (loss) before noncontrolling interests	3,423	(22)	(432)	16,321

Corporate revenues	4,470	4,542	12,925	9,117
Corporate pretax loss before noncontrolling interests	(35,524)	(30,708)	(102,169)	(93,177)

Selected financial information:
Cash provided by operations	47,002	27,752	15,096	70,846
Other comprehensive (loss) earnings	(7,181)	4,509	2,214	(12,269)

Number of title orders opened (000):
July	33.1	34.6
August	30.7	31.3
September	30.2	28.9
Quarter	94.0	94.8	274.4	315.9

Number of title orders closed (000):
July	23.7	28.3
August	23.3	26.3
September	22.2	22.0
Quarter	69.2	76.6	189.2	234.6

			September 30 2014	December 31 2013
Stockholders' equity			666,910	663,089
Number of shares outstanding (000)			22,022	22,501
Book value per share			30.28	29.47

STEWART INFORMATION SERVICES CORPORATION
BALANCE SHEETS (condensed)
(In thousands of dollars)
	September 30	December 31
	2014	2013
Assets:
Cash and cash equivalents	168,445	194,289
Short-term investments	37,016	38,336
Investments – statutory reserve funds	437,148	450,564
Investments – other	128,465	86,779
Receivables – premiums from agencies	41,498	45,249
Receivables – other	86,584	69,289
Allowance for uncollectible amounts	(9,603)	(9,871)
Property and equipment, net	75,407	54,266
Title plants	76,822	76,822
Goodwill	247,985	231,838
Intangible assets	31,253	13,050
Deferred tax asset	160	144
Other assets	60,189	75,303

	1,381,369	1,326,058

Liabilities:
Notes payable	64,080	5,827
Convertible senior notes payable	27,183	27,119
Accounts payable and accrued liabilities	122,006	119,961
Estimated title losses	491,542	506,888
Deferred tax liability	9,648	3,174

	714,459	662,969

Contingent liabilities and commitments

Stockholders' equity:
Common and Class B Common stock and additional paid-in capital	179,237	194,768
Retained earnings	470,204	452,314
Accumulated other comprehensive earnings	13,096	10,882
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	659,871	655,298
Noncontrolling interests	7,039	7,791
Total stockholders' equity	666,910	663,089

	1,381,369	1,326,058

CONTACT: Nat Otis, SVP - Finance and Director of Investor Relations, (713) 625-8360